Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 175 Water Street New York, NY 10038 www.aig.com	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS FIRST QUARTER 2019 RESULTS

•	General Insurance achieved a combined ratio of 97.4 and an accident year combined ratio, as adjusted, of 96.1, driven by improvements to underwriting fundamentals, reinsurance actions and continued expense discipline.
•	Life and Retirement posted a double-digit adjusted return on common equity (ROCE), reflecting a broad platform and supported by favorable market performance.
•	Total consolidated net investment income was $3.9 billion in the first quarter of 2019, compared to $3.3 billion in the prior-year quarter, reflecting favorable market performance.
•	Net income was $654 million, or $0.75 per diluted share, for the first quarter of 2019, compared to net income of $938 million, or $1.01 per diluted share, in the prior-year quarter.
•	Adjusted after-tax income was $1.4 billion, or $1.58 per diluted share, for the first quarter of 2019, compared to adjusted after-tax income of $963 million, or $1.04 per diluted share, in the prior-year quarter.

NEW YORK, May 6, 2019 - American International Group, Inc. (NYSE: AIG) today reported net income of $654 million, or $0.75 per diluted share, for the first quarter of 2019, compared to net income of $938 million, or $1.01 per diluted share, in the prior-year quarter. Adjusted after-tax income was $1.4 billion, or $1.58 per diluted share, for the first quarter of 2019, compared to adjusted after-tax income of $963 million, or $1.04 per diluted share, in the prior-year quarter.

Brian Duperreault, AIG’s President and Chief Executive Officer, said: “Our first quarter results represented strong performance, particularly in General Insurance, reflecting significant foundational work throughout 2018 to position AIG for sustainable, profitable growth. General Insurance achieved an underwriting profit driven by underwriting and expense discipline, improved business mix and reinsurance actions. We achieved an underwriting profit on a calendar year and accident year basis in the first quarter and we expect that to continue for the full year. Life and Retirement delivered solid performance, benefiting from diversification of product and distribution channels. We expect Life and Retirement to continue to deliver a low- to-mid teens adjusted ROCE, and we expect to reach a double-digit adjusted ROCE for consolidated AIG within three years.”

FOR IMMEDIATE RELEASE

FIRST QUARTER FINANCIAL SUMMARY*

	Three Months Ended March 31,
($ in millions, except per share amounts)	2019	2018
Net income	$654	$938
Net income per diluted share	$0.75	$1.01
Adjusted after-tax income	$1,388	$963
Adjusted after-tax income per diluted share	$1.58	$1.04

Return on common equity	4.5%	5.9%
Adjusted return on common equity	11.6%	7.7%
Adjusted return on attributed common equity - Core	13.4%	8.6%

Book value per common share	$69.33	$69.95
Book value per common share, excluding accumulated other comprehensive income	66.89	67.48
Adjusted book value per common share	55.47	56.10
*Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

FIRST QUARTER 2019 HIGHLIGHTS

All comparisons are against the first quarter of 2018, unless otherwise indicated.

General Insurance – First quarter adjusted pre-tax income of $1.3 billion included underwriting income of $179 million and net investment income of $1.1 billion. The combined ratio of 97.4 was impacted by 2.7 points related to catastrophe losses net of reinstatement premiums and (1.0) points of net favorable loss reserve development. The accident year combined ratio, as adjusted, was 96.1, comprised of a 61.8 accident year loss ratio, as adjusted, down 130 basis points from the prior-year quarter, and an expense ratio of 34.3, down 230 basis points over the prior-year quarter. The decrease in accident year loss ratio, as adjusted, reflected the change in business mix, the acquisitions of Validus and Glatfelter, and reduced volatility as a result of our reinsurance strategy. The first quarter expense ratio of 34.3 primarily reflected improvement in the General operating expense (GOE) ratio as a result of expense reduction actions taken in the second half of 2018.

Life and Retirement Earnings – First quarter adjusted pre-tax income of $924 million reflected the favorable impact of equity market performance and tightening credit spreads which favorably impacted net investment income returns and Deferred Acquisition Costs (DAC) amortization, attractive new business margins, and solid growth in premiums and deposits in Individual Retirement and Group Retirement excluding FHLB funding agreements in the prior-year quarter, and in Life Insurance as well as a Pension Risk Transfer transaction in Institutional Markets. Although overall net outflows persisted, Individual Retirement net flows turned positive for the first time since the third quarter of 2016. The first quarter of 2019 Adjusted ROCE was 15.0%.

FOR IMMEDIATE RELEASE

Net Investment Income – First quarter net investment income from our insurance companies, including the Legacy insurance portfolios, increased 11.1% from the prior-year quarter to $3.7 billion. The first quarter reflected favorable performance in the equity markets and narrowing of spreads in the credit markets, rebounding from a volatile fourth quarter 2018. Beginning the first quarter of 2019, on a prospective basis, within Legacy and Other Operations, investment income from our non-insurance subsidiaries, which had previously been included in Other income was included in net investment income. This reporting is consistent with General Insurance and Life and Retirement net investment income and had no effect on Adjusted after tax income. Amounts included in net investment income, as a result of this reclassification were $116 million. Additionally, and on a prospective basis, we also excluded changes in the fair value of equity securities from net investment income (and adjusted pre-tax income) which was $79 million.

Legacy Results – First quarter adjusted pre-tax income of $112 million declined from $145 million in the prior-year quarter due to lower Legacy General Insurance net investment income and premiums, and lower Legacy Investment earnings reflecting the continued decrease in the invested assets of the Legacy Investments portfolio. The prior-year quarter was negatively impacted by a refinement in reserves related to payout annuities within Legacy Life and Retirement.

Liquidity and Capital – As of March 31, 2019, AIG Parent liquidity stood at approximately $5.2 billion. In the first quarter, AIG Parent received approximately $1.2 billion of distributions from the insurance subsidiaries in the form of cash, fixed maturity securities and loan repayments including tax sharing payments. In February 2019, AIG Parent made a capital contribution of $300 million to its General Insurance companies.

In March 2019, AIG issued 20,000 shares of Series A 5.85% Non-Cumulative Preferred Stock, with a par value of $5.00 per share and a liquidation preference of $25,000 per share, for net proceeds of approximately $485 million. Also, in March 2019, AIG issued $600 million aggregate principal amount of 4.250% Notes due in 2029.

Book Value per Common Share – As of March 31, 2019, book value per common share was $69.33 compared to $65.04 at December 31, 2018. Book value per common share excluding accumulated other comprehensive income and deferred tax assets (Adjusted book value per common share) was $55.47, up slightly from prior-year end.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2019	2018	Change
Total General Insurance
Gross premiums written	$10,195	$9,205	11%
Net premiums written	$6,033	$6,171	(2)
Underwriting income (loss)	$179	$(251)	NM
Adjusted pre-tax income	$1,268	$510	149

Underwriting ratios:
Loss ratio	63.1	67.2	(4.1	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.7)	(5.7)	3.0
Prior year development	1.0	1.6	(0.6)
Adjustments for ceded premium under reinsurance contracts and other	0.4	-	0.4
Accident year loss ratio, as adjusted	61.8	63.1	(1.3)
Expense ratio	34.3	36.6	(2.3)
Combined ratio	97.4	103.8	(6.4)
Accident year combined ratio, as adjusted	96.1	99.7	(3.6)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended March 31,
($ in millions)	2019	2018	Change
North America
Net premiums written	$2,578	$2,039	26%
Commercial Lines	1,998	1,314	52
Personal Insurance	580	725	(20)

Underwriting income (loss)	$(11)	$(328)	97
Commercial Lines	54	(89)	NM
Personal Insurance	(65)	(239)	73

Adjusted pre-tax income	$934	$320	192

Underwriting ratios:
North America
Loss ratio	69.4	80.0	(10.6	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.1)	(11.1)	6.0
Prior year development	1.8	2.8	(1.0)
Adjustments for ceded premium under reinsurance contracts and other	1.0	-	1.0
Accident year loss ratio, as adjusted	67.1	71.7	(4.6)
Expense ratio	30.9	32.2	(1.3)
Combined ratio	100.3	112.2	(11.9)
Accident year combined ratio, as adjusted	98.0	103.9	(5.9)

North America Commercial Lines
Loss ratio	70.7	75.9	(5.2	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.1)	(4.5)	(0.6)
Prior year development	2.8	6.9	(4.1)
Adjustments for ceded premium under reinsurance contracts and other	1.0	-	1.0
Accident year loss ratio, as adjusted	69.4	78.3	(8.9)
Expense ratio	27.0	28.8	(1.8)
Combined ratio	97.7	104.7	(7.0)
Accident year combined ratio, as adjusted	96.4	107.1	(10.7)

North America Personal Insurance
Loss ratio	65.4	90.1	(24.7	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.0)	(27.4)	22.4
Prior year development	(1.2)	(7.5)	6.3
Adjustments for ceded premium under reinsurance contracts and other	0.9	-	0.9
Accident year loss ratio, as adjusted	60.1	55.2	4.9
Expense ratio	42.9	40.9	2.0
Combined ratio	108.3	131.0	(22.7)
Accident year combined ratio, as adjusted	103.0	96.1	6.9

FOR IMMEDIATE RELEASE

All comparisons are against the first quarter of 2018, unless otherwise indicated. Refer to the AIG First Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

General Insurance North America – Commentary

•	Adjusted pre-tax income of $934 million compared to adjusted pre-tax income of $320 million in the prior-year quarter.

•	Net premiums written increased by 26.4% to $2.6 billion, largely due to the inclusion of the Validus ($1.1 billion) and Glatfelter ($76 million) acquisitions, partially offset by higher ceded premiums due to changes in the 2019 reinsurance programs and more disciplined risk appetite.

•	The North America combined ratio of 100.3 included 5.1 points of catastrophe losses net of reinstatement premiums and (1.8) points of net favorable prior year loss reserve development. The accident year combined ratio, as adjusted, was 98.0 for the quarter comprised of a 67.1 accident year loss ratio, as adjusted, and a 30.9 expense ratio. The lower accident year loss ratio, as adjusted was primarily driven by the change in business mix including the Validus and Glatfelter acquisitions. The pre-tax underwriting loss of $11 million includes $158 million of catastrophe losses, net of reinsurance, of which $120 million related to North America Commercial Lines and $38 million related to Personal Insurance. Net favorable prior year loss reserve development of $60 million was primarily related to the amortization of the adverse development cover deferred gain.

•	The decrease in the expense ratio reflected a decrease in the GOE ratio resulting from actions taken in the second half of 2018 to reduce expenses.

•	Net investment income of $945 million compared to $648 million in the prior-year quarter. The increase in net investment income was primarily driven by strong alternative investment returns and higher average invested assets due to the acquisition of Validus.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended March 31,
($ in millions)	2019	2018	Change
International
Net premiums written	$3,455	$4,132	(16)%
Commercial Lines	1,780	1,955	(9)
Personal Insurance	1,675	2,177	(23)

Underwriting income (loss)	$190	$77	147
Commercial Lines	68	(14)	NM
Personal Insurance	122	91	34

Adjusted pre-tax income	$334	$190	76

Underwriting ratios:
International
Loss ratio	57.4	58.5	(1.1	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(0.5)	(1.9)	1.4
Prior year development	0.4	0.7	(0.3)
Accident year loss ratio, as adjusted	57.3	57.3	-
Expense ratio	37.2	39.5	(2.3)
Combined ratio	94.6	98.0	(3.4)
Accident year combined ratio, as adjusted	94.5	96.8	(2.3)

International Commercial Lines
Loss ratio	63.0	64.5	(1.5	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(1.0)	(4.5)	3.5
Prior year development	(2.4)	-	(2.4)
Accident year loss ratio, as adjusted	59.6	60.0	(0.4)
Expense ratio	33.0	36.4	(3.4)
Combined ratio	96.0	100.9	(4.9)
Accident year combined ratio, as adjusted	92.6	96.4	(3.8)

International Personal Insurance
Loss ratio	52.4	54.0	(1.6	) pts
Less: impact on loss ratio
Prior year development	2.8	1.3	1.5
Accident year loss ratio, as adjusted	55.2	55.3	(0.1)
Expense ratio	41.1	42.0	(0.9)
Combined ratio	93.5	96.0	(2.5)
Accident year combined ratio, as adjusted	96.3	97.3	(1.0)

All comparisons are against the first quarter of 2018, unless otherwise indicated. Refer to the AIG First Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Adjusted pre-tax income of $334 million compared to adjusted pre-tax income of $190 million in the prior-year quarter.

•	Net premiums written decreased 16.4% on a reported basis and 13.2% on a constant dollar basis. The decrease in net premiums written was due to the Japan merger impact of $300 million in the prior-year quarter, higher ceded premiums due to changes in the 2019 reinsurance program and lower accident & health business in Asia Pacific, partially offset by the Validus acquisition ($171 million).

•	The International combined ratio was 94.6. The accident year combined ratio, as adjusted, of 94.5 was comprised of a 57.3 accident year loss ratio, as adjusted, and a 37.2 expense ratio. Pre-tax underwriting income of $190 million included $17 million of catastrophe losses, net of reinsurance, and net favorable prior year loss reserve development of $12 million.

•	The expense ratio decrease was driven by a reduction in the GOE ratio due to the Japan merger impact in the prior-year quarter and as a result of actions taken in the second half of 2018 to reduce expenses.

•	Net investment income of $144 million for the quarter compared to $113 million in the prior-year quarter. The increase in net investment income was largely the result of higher average invested assets and favorable returns.

LIFE AND RETIREMENT

	Three Months Ended March 31,
($ in millions)	2019	2018	Change
Life and Retirement
Premiums & Fees	$1,936	$1,180	64%
Net Investment Income	2,042	2,046	-
Adjusted Revenue	4,204	3,460	22
Benefits, losses and expenses	3,280	2,568	28
Adjusted pre-tax income	924	892	4
Premiums and deposits*	8,356	8,862	(6)

Individual Retirement
Premiums & Fees	$204	$216	(6)%
Net Investment Income	999	984	2
Adjusted Revenue	1,351	1,361	(1)
Benefits, losses and expenses	843	862	(2)
Adjusted pre-tax income	508	499	2
Premiums and deposits*	4,186	4,358	(4)
Net flows*	133	(820)	NM

FOR IMMEDIATE RELEASE

	Three Months Ended March 31,
($ in millions)	2019	2018	Change
Group Retirement
Premiums & Fees	$104	$118	(12)%
Net Investment Income	541	582	(7)
Adjusted Revenue	709	761	(7)
Benefits, losses and expenses	477	479	-
Adjusted pre-tax income	232	282	(18)
Premiums and deposits*	2,063	2,072	-
Net flows*	(875)	(755)	(16)

Life Insurance
Premiums & Fees	$768	$756	2%
Net Investment Income	291	293	(1)
Adjusted Revenue	1,073	1,061	1
Benefits, losses and expenses	957	1,009	(5)
Adjusted pre-tax income	116	52	123
Premiums and deposits	995	969	3

Institutional Markets
Premiums & Fees	$860	$90	NM %
Net Investment Income	211	187	13
Adjusted Revenue	1,071	277	287
Benefits, losses and expenses	1,003	218	360
Adjusted pre-tax income	68	59	15
Premiums and deposits	1,112	1,463	(24)
*1Q18 Premiums and deposits included $1.3 billion of FHLB Notes in Individual and Group Retirement ($1.1 billion and $0.2 billion, respectively), but are excluded from net flows reporting as these funding agreements are not considered part of the metric to measure core recurring performance

All comparisons are against the first quarter of 2018, unless otherwise indicated. Refer to the AIG First Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

Life and Retirement – Commentary

•	In Individual Retirement, adjusted pre-tax income reflected higher equity market performance and tightening credit spreads which favorably impacted net investment income and amortization of DAC. This was partially offset by lower alternative investment returns and lower fee income and advisory fees primarily driven by lower average Variable Annuity assets under administration. Net flows were positive and reflected stronger Fixed and Index Annuity sales.

•	Group Retirement adjusted pre-tax income declined primarily due to lower net investment income driven by a one-time bond claim payment recovery in the prior-year quarter and lower alternative investment returns. Premiums and deposits excluding FHLB funding agreements in the prior-year quarter grew 11% for the quarter with higher group acquisitions, in-plan annuity contributions and individual product sales. Group Retirement net flows were negative primarily due to higher surrenders.

FOR IMMEDIATE RELEASE

•	In Life Insurance, adjusted pre-tax income reflected favorable mortality, continued decrease of group benefits GOE and commissions, and positive reserve and reinsurance refinements which impacted ceded premium, commissions and GOE. Total premiums and deposits increased for the quarter driven by strong sales growth in our UK individual protection line as well as the addition of group protection sales with the acquisition of Ellipse,

•	In Institutional Markets, adjusted pre-tax income increased due to higher net investment income on a growing asset base, partially offset by lower alternative investment returns. Premiums and deposits reflect a large pension risk transfer transaction executed during the quarter.

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, May 7, 2019 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	the occurrence of catastrophic events, both natural and man-made;

FOR IMMEDIATE RELEASE

•	AIG’s ability to successfully reorganize its businesses and execute on our initiatives to improve our underwriting capabilities and reinsurance programs, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	changes in judgments concerning potential cost saving opportunities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of our strategies to recruit and retain key personnel and our ability to implement effective succession plans;
•	negative impacts on customers, business partners and other stakeholders;
•	AIG’s ability to successfully manage Legacy portfolios;
•	concentrations in AIG’s investment portfolios;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets and goodwill impairment; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (which will be filed with the Securities and Exchange Commission), and Part II, Item7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2018.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2019 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG by average Adjusted Common Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

FOR IMMEDIATE RELEASE

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense and income tax expense from adjusted pre-tax income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•   changes in fair value of securities used to hedge guaranteed living benefits;

•   changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    changes in the fair value of equity securities;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    integration and transaction costs associated with acquired businesses;

•    losses from the impairment of goodwill; and

•    non-recurring external costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG (AATI) is derived by excluding the tax effected APTI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);
and by excluding the net realized capital gains (losses) from noncontrolling interests.

FOR IMMEDIATE RELEASE

See page 17 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

FOR IMMEDIATE RELEASE

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended March 31,
	2019				2018
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interest(b)	After-tax	Pre-tax	Tax Effect	Interest	After-tax
Pre-tax income/net income, including noncontrolling interests	$1,154	$217	$-	$937	$1,227	$277	$-	$949
Noncontrolling interest	-	-	(283)	(283)	-	-	(11)	(11)
Pre-tax income/net income attributable to AIG	1,154	217	(283)	654	1,227	277	(11)	938
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	12	-	(12)	-	4	-	(4)
Deferred income tax valuation allowance (releases) charges	-	38	-	(38)	-	(30)	-	30
Changes in fair value of securities used to hedge guaranteed living benefits	(96)	(20)	-	(76)	77	16	-	61
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(99)	(21)	-	(78)	31	6	-	25
Changes in the fair value of equity securities	(79)	(17)	-	(62)	-	-	-	-
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(27)	(5)	-	(22)	34	7	-	27
(Gain) loss on extinguishment of debt	(2)	(1)	-	(1)	4	1	-	3
Net realized capital (gains) losses(a)	474	109	-	365	19	(1)	-	20
Loss from discontinued operations	-	-	-	-	-	-	-	1
Income from divested businesses	(6)	(1)	-	(5)	(8)	(2)	-	(6)
Non-operating litigation reserves and settlements	1	1	-	-	13	3	-	10
Net loss reserve discount (benefit) charge	473	99	-	374	(205)	(43)	-	(162)
Integration and transaction costs associated with acquired businesses	7	2	-	5	-	-	-	-
Restructuring and other costs	47	10	-	37	24	5	-	19
Noncontrolling interest primaily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	247	247	-	-	1	1
Adjusted pre-tax income/Adjusted after-tax income	$1,847	$423	$(36)	$1,388	$1,216	$243	$(10)	$963

(a) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

(b) Noncontrolling interests is primarily due to the 19.9 percent investment in Fortitude Holdings by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle is allocated 19.9 percent of Fortitude Holdings’ standalone financial results. Fortitude Holdings’ results are mostly eliminated in AIG’s consolidated income from continuing operations given that its results arise from intercompany transactions. Noncontrolling interests is calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results concerns gains related to the change in fair value of embedded derivatives, which moved materially in the quarter due to lower rates and tightening credit spreads, and which are recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended March 31,
			% Inc.
	2019	2018	(Dec.)
Earnings per common share:
Basic
Income from continuing operations	$0.75	$1.03	(27.2)%
Income from discontinued operations	-	-	NM
Net income attributable to AIG	$0.75	$1.03	(27.2)

Diluted
Income from continuing operations	$0.75	$1.01	(25.7)
Income from discontinued operations	-	-	NM
Net income attributable to AIG	$0.75	$1.01	(25.7)
Adjusted after-tax income attributable to AIG per diluted share	$1.58	$1.04	51.9%

Weighted average shares outstanding:
Basic	875.4	908.0
Diluted	877.5	925.3

Return on common equity (a)	4.5%	5.9%
Adjusted return on common equity (b)	11.6%	7.7%

As of period end:	March 31, 2019	December 31, 2018	March 31, 2018
Total AIG shareholders' equity	$60,787	$56,361	$62,792
Preferred equity	485	-	-
Total AIG common shareholders' equity	60,302	56,361	62,792
Accumulated other comprehensive income (AOCI)	2,128	(1,413)	2,220
Total AIG common shareholders' equity, excluding AOCI	58,174	57,774	60,572

Deferred tax assets (c)	9,926	10,153	10,214
Total adjusted AIG common shareholders' equity	$48,248	$47,621	$50,358

	March 31,	December 31,		March 31,
As of period end:	2019	2018	% Inc. (Dec.)	2018	% Inc. (Dec.)
Book value per common share (d)	$69.33	$65.04	6.6%	$69.95	(0.9)%
Book value per common share, excluding AOCI (e)	$66.89	$66.67	0.3	$67.48	(0.9)
Adjusted book value per common share (f)	$55.47	$54.95	0.9	$56.10	(1.1)

Total common shares outstanding	869.7	866.6		897.7

Financial highlights - notes

(a)   Computed as Annualized net income (loss) attributable to AIG divided by average AIG common shareholders' equity. Equity includes AOCI and DTA.

(b)   Computed as Annualized Adjusted after-tax income attributable to AIG divided by Adjusted Common Shareholders' Equity.

(c)   Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

(d)   Represents total AIG common shareholders' equity divided by Total common shares outstanding.

(e)   Represents total AIG common shareholders' equity, excluding AOCI, divided by Total common shares outstanding.

(f)    Represents Adjusted Common Shareholders' Equity, divided by Total common shares outstanding.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended
	March 31,
	2019	2018
Adjusted pre-tax income	$924	$892
Interest expense on attributed financial debt	37	16
Adjusted pre-tax income including attributed interest expenses	887	876
Income tax expense	176	174
Adjusted after-tax income	711	702

Ending adjusted attributed common equity	$18,280	$19,931
Average adjusted attributed common equity	$18,988	$19,699
Adjusted return on attributed common equity	15.0%	14.3%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended
	March 31,
	2019	2018
Adjusted pre-tax income	$1,735	$1,071
Interest expense (benefit) on attributed financial debt	-	(10)
Adjusted pre-tax income including attributed interest expenses	1,735	1,081
Income tax expense	400	214
Adjusted after-tax income	1,335	867

Ending adjusted attributed common equity	$40,798	$41,112
Average adjusted attributed common equity	$39,767	$40,522
Adjusted return on attributed common equity	13.4%	8.6%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	March 31, 2019
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(13.2)%
Foreign exchange effect	(3.2)
Increase (decrease) as reported in U.S. dollars	(16.4)%

Reconciliation of Insurance Company Net Investment Income

	Three Months Ended
	March 31,
	2019	2018
Net investment income per Consolidated Statement of Operations	$3,879	$3,261
Changes in fair value of securities used to hedge guaranteed living benefits	(105)	77
Changes in the fair value of equity securities	(79)	-
Net realized capital gains related to economic hedges and other	23	10
Total Insurance Company Net investment income	$3,718	$3,348

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per share amounts)

Reconciliations of Premiums and Deposits*

	Three Months Ended
	March 31,
	2019	2018
Individual Retirement:
Premiums	$11	$12
Deposits	4,175	4,347
Other	-	(1)
Total premiums and deposits	$4,186	$4,358

Group Retirement:
Premiums	$4	$6
Deposits	2,059	2,066
Other	-	-
Total premiums and deposits	$2,063	$2,072

Life Insurance:
Premiums	$395	$379
Deposits	406	412
Other	194	178
Total premiums and deposits	$995	$969

Institutional Markets:
Premiums	$819	$49
Deposits	286	1,408
Other	7	6
Total premiums and deposits	$1,112	$1,463

Total Life and Retirement:
Premiums	$1,229	$446
Deposits	6,926	8,233
Other	201	183
Total premiums and deposits	$8,356	$8,862

* 1Q18 includes deposits in Individual Retirement ($1.1 billion), Group Retirement ($0.2 billion) and Institutional Markets ($1.4 billion) of FHLB funding agreements.